AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
NORTH CAROLINA NATURAL ENERGY, INC.
a Florida corporation

(Document number L52786)

Clinton F. Walker, certifies that:

1. Clinton F. Walker is the duly elected and acting President of North Carolina Natural Energy, Inc. (the "Corporation").

2. The Articles of Incorporation of North Carolina Natural Energy, Inc. were originally filed by the Secretary of State on February 26, 1990, shall be amended and restated to read in full as follows:

3. Pursuant to the provisions of F.S. 607. 1002 and 607.1007, the Corporation adopts the following amendments and restates its Articles of Incorporation superseding all prior filings and amendments, which were duly adopted by the requisite vote of shareholders and the board of directors of this Corporation on December 14, 2013, as follows:

RESOLVED, that the Articles of Incorporation of this Corporation be amended and restated as follows:

ARTICLE I

Name

The name of the Corporation is: APPALACHIAN MOUNTAIN BREWERY, INC.

ARTICLE II

Purpose

This corporation is organized for the purpose of transacting any and all lawful business.

ARTICLE III

Capital Stock

The Corporation is authorized to issue 130,000,000 shares of common stock, $.001 par value per share and 70,000,001 shares of preferred stock, $.001 par value per share, divided, as described hereinafter.

3. DESIGNATION OF SERIES A PREFERRED STOCK.

3.1 DESIGNATION AND AMOUNT. 10,000,001 shares of the Corporation's authorized but undesignated preferred stock shall be designated as Series A Preferred Stock and having the conversion, voting and other rights and qualifications, limitations and restrictions set forth as follows:

3.2 CONVERSION RIGHTS.

(a) If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall be convertible into the number of shares of Common Stock which equals four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of conversion, plus ii) the total number of shares of Series B Preferred shares which are issued and outstanding at the time of conversion.

(b) Each individual share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock equal to: [four times the sum of: {all shares of Common Stock issued and outstanding at time of conversion + all shares of Series B Preferred Stock issued and outstanding at time of conversion}]

divided by:

[the number of shares of Series A Preferred Stock issued and outstanding at the time of conversion]

(c) The holders of the Series A Preferred Stock may convert only by unanimous board consent of the Corporation.

3.3 VOTING RIGHTS.

(a) If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall have voting rights equal to four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of Series B Preferred Stock which are issued and outstanding at the time of voting.

(b) Each individual share of Series A Preferred Stock shall have the voting rights equal to:

[four times the sum of: {all shares of Common Stock issued and outstanding at time of voting + all shares of Series B Preferred Stock issued and outstanding at time of voting}]

Divided by:

[the number of shares of Series A Preferred Stock issued and outstanding at the time of voting]

(c) All decisions requiring the vote of the Series A Preferred Stock shall be by majority vote of the outstanding shares at any time called by meeting, by proxy or written action in lieu of a meeting.

4. DESIGNATION OF SERIES B PREFERRED STOCK.

4.1 DESIGNATION AND AMOUNT. 50,000,000 shares of the Corporation's authorized but undesignated preferred stock shall be designated as Series B Preferred Stock and having the conversion, voting and other rights and qualifications, limitations and restrictions set forth as follows:

4.2 DIVIDENDS. The holders of Series B Preferred Stock shall be entitled to receive dividends when, as and if declared by the Board of Directors, in its sole discretion,

4.3 LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series B Preferred Stock (which stock shall be the common stock but not the Series A Preferred Stock), the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to the initial issuance per share or, in the event of an aggregate subscription by a single subscriber for Series B Preferred Stock in excess of $100,000, 99.7% or the initial issuance price per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Preference Value"), plus all declared but unpaid dividends, for each share of Series B Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series B Preferred Stock as set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation's Common Stock and Series A Preferred Stock equally.

4.4 CONVERSION AND ANTI-DILUTION.

(a) Each share of Series B Preferred Stock shall be convertible, with certain conditions being met including, but not limited to, board of directors approval, into the number of shares of the Corporation's common stock, par value $0.001 per share (the "Common Stock") equal to the price of the Series B Preferred Stock as stated in Section 4.6(a) of the Articles of Incorporation, divided by 2.50, equaling one (1) share of the Common Stock for each share of the preferred B stock, subject to adjustment as may be

determined by the Board of Directors from time to time (the "Conversion Rate"). For example, assuming a $2.50 price per share of Series B Preferred Stock, and a par value of $0.001 per share for Common Stock, each share of Series B Preferred Stock would be convertible into one (1) share of common stock. Such conversion shall be deemed to be effective on the business day (the "Conversion Date") following the receipt by the Corporation of written notice from the holder of the Series B Preferred Stock of the holder's request to convert, and subsequent board of directors approval, the shares of Series B Stock, together with the holder's stock certificate or certificates evidencing the Series B Preferred Stock to be converted.

(b) Promptly after the Conversion Date, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock issuable to the holder pursuant to the holder's conversion of Series B Preferred Shares in accordance with the provisions of this Section. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock shall be issued in the same name as the person who is the holder of the Series B Preferred Stock unless, in the opinion of counsel to the Corporation, such transfer can be made in compliance with applicable securities laws. The person in whose name the certificate(s) of Common Stock are so registered shall be treated as a holder of shares of Common Stock of the Corporation on the date the Common Stock certificate(s) are so issued. All shares of common Stock delivered upon conversion of the Series B Preferred Shares as provided herein shall be duly and validly issued and fully paid and nonassessable. Effective as of the Conversion Date, such converted Series B Preferred Shares shall no longer be deemed to be outstanding and all rights of the holder with respect to such shares shall immediately terminate except the right to receive the shares of Common Stock issuable upon such conversion.

(c) The Corporation covenants that, with unanimous board of directors approval, within 30 days of receipt of a conversion notice from any holder of shares of Series B Preferred Stock wherein which such conversion would create more shares of Common Stock than are authorized, the Corporation will increase the authorized number of shares of Common Stock sufficient to satisfy such holder of shares of Series B submitted such conversion notice.

(d) Shares of Series B Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would be equal to the ratio established in Section 4.4(a) .

The conversion rate of shares of Series B Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

4.5 VOTING RIGHTS. Each share of Series B Preferred Stock shall have one vote for any election or other vote placed before the shareholders of the Company but voting shall not be by class of stock but by majority vote of all outstanding shares of stock, including Common Stock and Series A Preferred Stock calculated in accordance with the voting rights set forth herein.

4.6 PRICE.

(a) The initial issuance price of each share of Series B Preferred Stock shall be $2.50.

(b) The initial issuance price of each share of Series B Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board, or through a resolution passed at an Action Without Meeting of the unanimous Board.

## ARTICLE V

### Registered Office and Agent

The name of the corporation's registered agent is A. R. S. and Associates Inc street address of the said registered agent where process may be served is 20810 West Dixie Hwy., North Miami Beach, FL 33180.

## ARTICLE VI

### Board of Directors

The initial number of directors of the Corporation shall be up to 5 and may be increased or decreased from time to time in such manner as may be prescribed by the bylaws. The name(s) and address(es) of the initial director(s) of this corporation are:

Sean Spiegelman 163 Boone Creek Drive, Boone, NC 28607.

The Corporation shall indemnify and hold harmless each person who shall serve at any time hereafter as a director or officer of the Corporation, and any person who serve at the request of this Corporation as a director or officer of any other corporation from and against any and all claims and liabilities to which such person shall become subject by reason of his having theretofore or hereafter being a director of officer of the Corporation, or by reason of any action alleged to have been heretofore or hereafter

taken or omitted by him as such director or officer, and shall reimburse each such person for all expenses (including attorney's fees) reasonably provided that no person shall be indemnified against, or be reimbursed for, any expenses incurred in connection with any claim or liability as to which it shall be adjudged that such officer or director is liable for gross negligence or willful misconduct in the performance of his duties.

The rights accruing to any person under the foregoing provisions shall not exclude any other right to which he may be lawfully entitled, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case even though not specifically herein provided for.

No contract or other transaction between this Corporation and any other corporation or individual, and no act of this Corporation shall in any way be affected or invalidated by the fact that any of the owners or directors of the Corporation are pecuniarily or otherwise interested in or are directors or officers, or owners of such other corporation. Any director individually, or any firm of which any director may be a member, may be a party to, or any be pecuniarily or otherwise interested in, any contract or transaction of the Corporation, provided that the fact that he or such firm so interested shall be disclosed or shall have been known to the Board of Directors or such members thereof as shall be present at any meeting of the Board at which action upon any such contract or transaction shall be taken; and any director of the Corporation who is also a director or officer of such other corporation or is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the Corporation which shall authorize any such contract or transaction, and may vote there at to authorize any such contract or transaction with like force and effect as if he were not such director or officer of such other corporation or not so interested.

## ARTICLE VII

### Incorporator

The name and address of the person signing these Articles is:

Clinton F. Walker
226 Walker Road
Lawndale, NC 28090

## ARTICLE VIII

### Bylaws

The Board of Directors shall have the power and authority to make, alter, or amend the Bylaws; to fix the amount, in cash or otherwise, to be reserved as working capital; and to authorize and cease to be executed the mortgages and liens upon the property and franchises of
Corporation.

ARTICLE IX

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Articles of Incorporation this 14th day of December, 2013.

Clinton F. Walker, President